Exhibit 10.6

AMENDED AND RESTATED
PROMISSORY NOTE

$307,140.92	Las Vegas, Nevada
February 13, 2019

FOR VALUE RECEIVED, OWP VENTURES, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of CRAIG ELLINS (“Payee”), with an address at 6500 Bullring Lane, Las Vegas, Nevada 89130, in lawful money of the United States of America, on the earlier of (i) a Qualified Financing (as defined below); or (ii) February 13, 2022 (the earlier of such dates being the “Maturity Date”), the principal sum of Three Hundred Seven Thousand One Hundred Forty and 92/100 Dollars ($307,140.92.00), together with accrued interest thereon as set forth below. A “Qualified Financing” shall mean the closing of one or a series of public and/or private offerings of the equity or debt securities of the Borrower or any parent or subsidiary company of Borrower, and/or one or more credit or loan facilities of Borrower or any parent or subsidiary company of Borrower, or any combination of the foregoing, resulting in aggregate gross proceeds to Borrower and/or any parent or subsidiary company of Borrower, after the date hereof, of at least $5,000,000.

This Amended and Restated Promissory Note (this “Note”) evidences loans made by Borrower to Payee prior to the date hereof, as set forth on Schedule A hereto, pursuant to separate Demand Promissory Notes (the “Demand Notes”) dated as of the date of each such loan, and amends and restates the Demand Notes in their entirety.

Interest shall accrue from the date of each loan evidenced by this Note at a rate of six percent (6%) per annum, based on a year of 365 or 366 days, as applicable, for the number of days actually elapsed, until the date on which the last payment of principal and interest under this Note shall have been paid.

This Note may be prepaid, in whole or in part, at any time or from time to time, without premium or penalty. All payments made on this Note shall be applied first to interest accrued to the date of the payment, then to other amounts which may then be due hereunder (other than principal), and then to the outstanding principal amount of this Note.

All payments or prepayments of principal and interest and other sums due pursuant to this Note shall be made by check to Payee at its address set forth above, or in immediately available funds by wire transfer to Payee’s account at such bank as Payee shall have previously designated to Borrower.

Whenever any payment to be made hereunder shall be due on a Saturday, Sunday or public holiday under the laws of the State of Nevada, such payment may be made on the next succeeding business day and such extension of time shall be included in the computation of payment of interest hereunder.

The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note: (i) Borrower shall fail to pay when due any amount due under this Note and such failure shall not be cured within five days after the date such payment was due; or (ii) Borrower shall commence any case, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Borrower, or seeking to adjudicate Borrower a bankrupt or insolvent, or seeking reorganization, arrangement or other relief with respect to Borrower or any of its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for Borrower or for all or any part of its assets, or Borrower shall make a general assignment for the benefit of creditors, or there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in this clause (ii), or there shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of the assets of Borrower which results in the entry of an order for any such relief, or Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this clause (ii), or Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

Upon the occurrence and during the continuance of an Event of Default, the holder of this Note may, at its option, by notice in writing to Borrower, declare this Note to be, and this Note shall forthwith become, due and payable; provided, however, that upon the occurrence of an Event of Default specified in clause (ii) above, this Note shall automatically become due and payable forthwith, without demand or notice of any kind. If an Event of Default occurs, Maker shall pay to the holder of this Note all expenses (including, without limitation, reasonable attorneys’ fees and expenses and court fees and court costs) incurred by the holder in connection with obtaining advice as to its rights and remedies in connection with such default and in connection with enforcing and collecting this Note.

Borrower hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest of this Note. No waiver of any provision of this Note, or any agreement or instrument evidencing or providing security for this Note, made by agreement of Payee and any other person or party, shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of Borrower under this Note. No failure to exercise and no delay in exercising, on the part of Payee, any right, power or privilege under this Note shall operate as a waiver thereof nor shall simple or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power, right or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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This Note is governed by and to be construed in accordance with the laws of the State of Nevada without regard to its doctrine of conflict of laws. Borrower, by its execution hereof (i) agrees that any legal suit, action or proceeding arising from or related to this Note may be instituted in a state or federal court located in the State of Nevada; (ii) waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (iii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

OWP VENTURES, INC.

By:	/s/ Craig Ellins
Name:	Craig Ellins
Title:	Chief Executive Officer

Accepted and Agreed:

/s/ Craig Ellins
Craig Ellins

Schedule A
Advances

Date of Loan	Loan Amount

October 25, 2018	$57,140.92
October 30, 2018	$100,000.00
November 9, 2018	$50,000.00
November 21, 2018	$50,000.00
November 23, 2018	$50,000.00

TOTAL	$307,140.92

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